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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Odetics, Inc. for the registration of 67,419 shares of its Class A common stock and to the incorporation by reference therein of our report dated May 15, 2001, except for Notes 1 and 16, as to which the date is May 29, 2001, with respect to the consolidated financial statements and schedule of Odetics, Inc. included in its Annual Report (Form 10-K/A) for the year ended March 31, 2001, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP

Irvine, California
June 11, 2002